Exhibit 99

                                                        For Immediate Release:
                                                                   July 14, 2004

               UNITED HERITAGE CORPORATION SIGNS LETTER OF INTENT
                       TO ACQUIRE IMPERIAL PETROLEUM, INC.

United Heritage Corporation (Nasdaq: UHCP) Cleburne, Texas, announced today that it has signed a Letter of Intent to acquire Imperial Petroleum, Inc. (OTCBB
Symbol: IPTM). Subject to the execution of a Definitive Merger Agreement and approval by the Boards of Directors and the shareholders of Imperial and United Heritage Corporation, United Heritage Corporation will issue 1 share of its common stock for each 3 shares of Imperial common stock. Also, in connection with the merger, United Heritage Corporation will issue approximately 5.3 million shares of its common stock valued at $0.75 per share to eliminate its existing liabilities and debt. Immediately following the merger transaction, Mr. Jeffrey T. Wilson will be named as the President and CEO of United Heritage.

"Imperial is generating approximately $3.6 million in revenues on an annual basis and is cash flow positive. Imperial is forecasting net earnings in excess of $1 million for 2004 and $2.5 million for 2005, from the properties that it currently owns and operates. Imperial's proved reserves consist of approximately
45.9 billion cubic feet of gas and 1.9 million barrels of oil. Imperial's reserves compliment our existing focus areas, and they add a substantial balance of natural gas to our Company. Imperial also has financing available through its existing credit facility of $5 million, and the addition of Jeffrey T. Wilson as President of the Company will provide the engineering expertise we need. We believe that the acquisition of these assets will allow United Heritage to accelerate the development of its major projects." said Walter G. Mize, Chairman of the Board of United Heritage Corporation.

"Mr. Wilson has 29 years of experience in all facets of petroleum engineering and has an excellent track record in developing oil and gas companies as evidenced by his work at Vintage Petroleum, Inc. and at Latex Resources, Inc. I am delighted to have an individual of his caliber and experience join our staff to assist us in the future growth of United Heritage Corporation. This combination of Imperial and UHC, I believe, provides immediate and long-term benefits to both the United Heritage Corporation shareholders and to the Imperial shareholders."

The existing Board of Directors of United Heritage Corporation will remain, with Walter G. Mize as Chairman. Jeffrey T. Wilson will be added to the Board together with two additional board members.

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About United Heritage Corporation:

United Heritage Corporation is an oil & gas exploration and production company based in Cleburne, Texas. Through subsidiaries it holds four leasehold properties totaling 30,500 acres in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico, that are estimated to contain in excess of 275 million barrels of remaining oil-in-place. Currently, 27.6 million barrels/oil and 4,750,000 MCF/gas have been classified proved producing/proved undeveloped reserves. United Heritage's National Heritage Sales Corporation subsidiary purveys a line of specialized premium meat products under the brand name Heritage Lifestyle Products(TM).

All statements in this news release that are not statements of historical fact are forward-looking statements, including any statements that the merger of United Heritage Corporation with Imperial Petroleum, Inc. will provide benefits to United Heritage Corporation and its shareholders. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include, but are not limited to, whether or not Imperial Petroleum, Inc. will be successful in obtaining shareholder approval of the merger, whether or not United Heritage Corporation is able to successfully integrate the operations of Imperial Petroleum, Inc. into its business and whether or not, subsequent to the merger, United Heritage Corporation will be successful in developing its oil and gas properties. United Heritage Corporation assumes no obligation to update these forward-looking statements, and does not intend to do so.

CONTACT:
United Heritage Corporation      CEOcast, Inc. for United Heritage Corporation
Walter G. Mize                   Ed Lewis
(817) 641-3681                   (212) 732-4300
Fax: (817) 641-3683
uhcp@aol.com